1995 LONG-TERM EQUITY PLAN OF USG CORPORATION


                RESTRICTED STOCK AWARD AGREEMENT



1.  Date of Award.  This award is made as of January 2, 1996.

2. Award of Restricted Stock. USG CORPORATION (the "Corporation"), for good and valuable consideration, the receipt of which is hereby acknowledged, hereby grants to
                (the "Grantee")            shares of restricted
common stock, $0.10 par value, of the Corporation, such grant to be upon the terms and subject to the restrictions and conditions hereinafter stated. Such grant is made under the 1995 Long-Term Equity Plan of the Corporation (the "Plan"), pursuant to authority granted to the Chairman of the Corporation by the Committee appointed under the Plan (the "Committee").

3. Restrictions. The Grantee shall not sell, assign, exchange, donate, pledge, or encumber the shares granted pursuant to paragraph 2 above through the close of business on December 31, 2000 (the "Restriction Period").

4. Change in Control. In the event of a Change in Control, as defined in Section 10(b) of the Plan, the value of the shares granted pursuant to paragraph 2 above and not theretofore freed of restrictions shall be converted to cash on the basis of the Change in Control Price, as defined in Section 10(c) of the Plan, and such cash shall be paid to the Grantee.

5. Termination of Employment. In the event employment of Grantee by the Corporation or a Subsidiary shall terminate at any time prior to expiration of the Restriction Period by reason of death or total permanent disability, then all shares granted pursuant to paragraph 2 above and not theretofore freed of restrictions shall promptly be freed of restrictions. In the event such employment shall terminate prior to such time for any other reason, then all such shares not theretofore freed of restrictions shall be forfeited.

6. Other Benefits and Rights of Grantee. The Grantee shall be entitled to the following benefits and rights.

         6.1. Purchase Price. The purchase price for all of the shares granted pursuant to paragraph 2 above shall be zero.

         6.2. Rights of Stockholder. During the Restriction Period, and except as otherwise provided in paragraph 3 above, the Grantee shall have all the benefits and rights of a registered stockholder, including, but not by way of limitation, the right to vote the shares granted pursuant to paragraph 2 above and to receive dividends thereon.

         6.3. Certificates, Legends and Custody. On or after the date stated above as the date of this award, the Corporation shall issue a certificate representing the shares granted pursuant to paragraph 2 above, which certificate shall be registered in the name of the Grantee. Such certificate shall bear a legend or legends referring to the terms, conditions, and restrictions applicable to the aforesaid award, which legend or legends shall in all other respects be appropriate and desirable as determined by the Corporation. Subject to paragraphs 4 and 5 above, such certificate shall be retained in the custody of the Corporation at all times during the Restriction Period. Subject to paragraphs 4 and 5 above, and at the conclusion of the Restriction Period, such certificate shall be cancelled and a new certificate free of restrictions for the amount of shares granted pursuant to paragraph 2 above promptly shall be delivered to the Grantee. The Grantee shall execute and deliver to the Corporation, promptly after the beginning of the Restriction Period, a stock power, endorsed in blank, relating to the certificate bearing a legend or legends.

         6.4. Income Recognition; Withholdings. The Grantee recognizes that, under current provisions of federal income tax law, he will recognize ordinary income at the conclusion of the Restriction Period in an amount equal to the market value of the shares freed from restrictions hereunder (based on the mean between the high and low trading prices for a share on the New York Stock Exchange composite tape on such date). Prior to or simultaneously with delivery of the certificate free of restrictions pursuant to paragraph 6.3 above, the Grantee shall provide the Corporation with funds (or, in the discretion of the Corporation, with the equivalent in shares of common stock of the Corporation of such funds) necessary to discharge any applicable withholding obligations.

7. Changes in Capitalization or Organization. Nothing contained in this document shall alter or diminish in any way the right and authority of the Corporation to effect changes in its capital or organizational structure; provided, however, that the following procedures shall be recognized.

         7.1. Stock Split, Stock Dividend, or Extraordinary Distribution. In the event the number of outstanding shares of common stock of the Corporation is increased at any time during the Restriction Period by a stock split, by declaration by the Board of Directors of the Corporation of a dividend payable only in shares of such stock, or by any other extraordinary distribution of shares, the number of shares granted pursuant to paragraph 2 above shall be proportionately adjusted.

         7.2. Organizational Changes. In the event a merger, consolidation, reorganization, or other change in corporate structure materially changes the terms or value of the outstanding common stock of the Corporation, the number of shares granted pursuant to paragraph 2 above shall be adjusted in such manner as the Committee in its sole discretion shall determine to be equitable and consistent with the purposes of the Plan. Such determination shall be conclusive for all purposes with respect to the grant made in paragraph 2 above.

8. Execution, Delivery, and Performance of Agreement. Grantee shall have no rights with respect to the grant made in paragraph 2 above unless and until such Grantee has executed this Agreement in the space provided below and has delivered one executed copy of same to the Corporation. Grantee likewise shall have no rights with respect to the grant made in paragraph 2 above unless such Grantee has otherwise complied with all the terms and conditions contained in this Agreement.

9. Plan to Govern. The grant made in paragraph 2 above and all other provisions contained in this document shall be subject to and interpreted in a manner consistent with the terms and conditions of the Plan.

                                         USG CORPORATION




                                         By
                                         Chairman of the Board of
                                         Directors

ACCEPTED:




Grantee:
Date: